EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
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
                                                             Three Months Ended           Nine Months Ended
                                                          --------------------------   --------------------------
                                                          November 29,  November 23,   November 29,  November 23,
                                                              1997          1996           1997          1996
                                                          ------------  ------------   ------------  ------------
                                                                  (In thousands, except per share amounts)
Primary: (1)
     Net income .......................................   $     23,933  $     19,080   $     63,478  $     54,784
                                                          ============  ============   ============  ============

     Weighted average common shares outstanding .......         41,908        43,054         42,014        43,076

     Net effect of dilutive stock options--based on the
      treasury stock method using the average market
      price for the period ............................            386           326            354           303
                                                          ------------  ------------   ------------  ------------

     Totals ...........................................         42,294        43,380         42,368        43,379
                                                          ============  ============   ============  ============


     Earnings per common share ........................   $        .57  $        .44   $      1.50   $       1.26
                                                          ============  ============   ============  ============




Fully diluted: (1)
     Net income .......................................   $     23,933  $     19,080   $     63,478  $     54,784
                                                          ============  ============   ============  ============

     Weighted average common shares outstanding .......         41,908        43,054         42,014        43,076

     Net effect of dilutive stock options--based on the
      treasury stock method using the average market
      price for the three months ended
      November 29, 1997 and the ending market price
      for all other periods ...........................            386           384            357           379
                                                          ------------  ------------   ------------  ------------

     Totals ...........................................         42,294        43,438         42,371        43,455
                                                          ============  ============   ============  ============


     Earnings per common share ........................   $        .57  $        .44   $       1.50  $       1.26
                                                          ============  ============   ============  ============



(1) The primary and fully diluted earnings per share were not presented on the face of the Consolidated Income Statements because the resulting amounts were not materially dilutive.
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